Thermon Announces Acquisition of Industrial Process Insulators, Inc.

SAN MARCOS, Texas, August 5, 2015 -- Thermon Group Holdings, Inc. (NYSE: THR) ("Thermon") today announced that a wholly-owned, indirect subsidiary of Thermon has acquired 100% of the equity interests of Industrial Process Insulators, Inc. ("IPI"), effective July 31, 2015 (the "Transaction").

IPI is an insulation contractor serving the refining, petrochemical, power and energy, marine, and pulp and paper industries in the United States, with a significant presence in the Texas and Louisiana Gulf Coast region. For the unaudited twelve month period ended June 30, 2015 (“TTM”), IPI generated revenue of approximately $22 million. The IPI management team, led by Darrell Kunk and Brian Kunk, will continue to operate the business following the closing of the Transaction.

The consideration paid in the Transaction was $21.75 million in cash at closing, subject to customary working capital adjustments, which was funded using a combination of cash on hand and borrowing under the Company's revolving credit facility. The purchase price implies a multiple of approximately 6x IPI’s unaudited TTM EBITDA (as adjusted to exclude certain compensation paid to the former equity owners of IPI that is not expected to recur).

"For over 15 years, IPI has been delivering high quality, responsive and, most importantly, safe, thermal insulation solutions to its industrial customers in the Gulf Coast region, including as a subcontractor of Thermon. We believe that IPI is an ideal complement to Thermon’s existing installation services offering, and will enhance our ability to execute “turnkey” heat tracing solutions. We expect the acquisition of IPI to enhance our ability to sell our core heat tracing products and grow our installed base. The acquisition is consistent with our strategy of pursuing organic and inorganic growth opportunities within and adjacent to our core thermal solutions business. We have known and worked with Darrell and Brian Kunk since the early 1990s and are pleased that they have agreed to multi-year employment agreements with Thermon. We look forward to welcoming IPI employees into the Thermon family," said Rodney Bingham, President and Chief Executive Officer of Thermon.

"We have a great deal of respect for the Thermon organization given the long track record of involvement between our two companies. We are excited to be partnering with Thermon and look forward to continued success,” said Darrell Kunk, Chief Executive Officer of IPI.

About Thermon

Through its global network, Thermon provides highly engineered thermal solutions, known as heat tracing, for process industries, including energy, chemical processing and power generation. Thermon's products provide an external heat source to pipes, vessels and instruments for the purposes of freeze protection, temperature maintenance, environmental monitoring and surface snow and ice melting. Thermon is headquartered in San Marcos, Texas. For more information, please visit www.thermon.com.

About Industrial Process Insulators

Industrial Process Insulators provides insulation applications for industrial piping, equipment and tanks as well as the installation of instrument tubing, steam tracing and pre-insulated tubing. IPI’s ability to complete projects safely at the highest quality level has helped it to develop long-standing relationships with well-known companies in the refining, petrochemical, power and energy, marine, and pulp and paper industries. IPI is based in Port Neches, Texas. For more information, please visit http://www.indprocessinsulation.net.

Forward-Looking Statements

This release may include forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, acquisition synergies, liquidity and capital resources and other financial and operating information. When used, the words "anticipate," "assume," "believe," "budget," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "will," "future" and similar terms and phrases are intended to identify forward-looking statements in this release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.

Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) general economic conditions and cyclicality in the markets we serve; (ii) future growth of energy and chemical processing capital investments; (iii) our ability to deliver existing orders within our backlog; (iv) our ability to bid and win new contracts; (v) competition from various other sources providing similar heat tracing products and services, or alternative technologies, to customers; (vi) changes in relevant currency exchange rates; (vii) potential liability related to our products as well as the delivery of products and services; (viii) our ability to comply with the complex and dynamic system of laws and regulations applicable to international operations; (ix) a material disruption at any of our manufacturing facilities; (x) our dependence on subcontractors and suppliers; (xi) our ability to obtain standby letters of credit, bank guarantees or performance bonds required to bid on or secure certain customer contracts; (xii) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (xiii) our ability to continue to generate sufficient cash flow to satisfy our liquidity needs; (xiv) the extent to which federal, state, local and foreign governmental regulation of energy, chemical processing and power generation products and services limits or prohibits the operation of our business; (xv) our ability to successfully integrate recently completed acquisitions and (xvi) other factors discussed in more detail under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, filed with the Securities and Exchange Commission on June 1, 2015. In addition, numerous factors could cause actual results with respect to the Transaction to differ materially from those in the forward-looking statements, including, without limitation, the possibility that the expected synergies, cost savings and revenue and earnings contributions from the Transaction will not be realized, or will not be realized within the expected time period; the risk that the Thermon and IPI businesses will not be integrated successfully; and the risk of customer attrition. Any one of these factors or a combination of these factors could materially affect our financial condition, results of operations and cash flows and could influence whether any forward-looking statements contained in this release ultimately prove to be accurate.

Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

Contact:
Sarah Alexander
Investor.Relations@thermon.com
(512) 396-5801